Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-175794) on Form S-1 of Emisphere Technologies, Inc. (the “Registration Statement”) of our report dated March 28, 2013, relating to our audit of the financial statements which appears in the Annual Report on Form 10-K of Emisphere Technologies, Inc. for the year ended December 31, 2012. Our report dated March 28, 2013, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ McGladrey LLP
New York, New York
May 29, 2013